Exhibit 12.1

HARBINGER GROUP INC. AND SUBSIDIARIES

Statement re Computation of Ratio of Earnings to Fixed Charges

	Predecessor				Successor
				Period from	Period from
				October 1,	August 31,
				2008	2009
				through	through	Year Ended	Nine Months Ended
	Year Ended September 30,			August 30,	September 30,	September 30,	July 4,	July 3,
	2006	2007	2008	2009	2009	2010	2010	2011
	(In millions, except ratios)
(Loss) income from continuing operations before income taxes	$(460.9)	$(507.2)	$(914.8)	$1,123.4	$(20.0)	$(132.3)	$(118.5)	$156.7
Add back fixed charges:
Interest expense	175.9	255.8	229.0	172.9	17.0	277.0	230.1	192.6
Estimated interest within rental expense	9.8	10.6	12.4	7.4	0.8	10.1	7.6	8.9

Total fixed charges	185.7	266.4	241.4	180.3	17.8	287.1	237.7	201.5

(Loss) earnings before fixed charges	(275.2)	(240.8)	(673.4)	1,303.7	(2.2)	154.8	119.2	358.2

Fixed charges as per above	185.7	266.4	241.4	180.3	17.8	287.1	237.7	201.5

Ratio of earnings to fixed charges				7.2				1.8

Deficiency of (loss) earnings to fixed charges	$(460.9)	$(507.2)	$(914.8)		$(20.0)	$(132.3)	$(118.5)